UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Western Alliance Bancorporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This Amendment to Schedule 14A (this “Amendment”) is being filed is to amend the definitive proxy statement of Western Alliance Bancorporation’s (the “Company”) for its 2023 Annual Meeting of Stockholders, which was filed with the U.S. Securities and Exchange Commission on April 27, 2023 (the “Proxy Statement”). This Amendment is being filed solely to correct and supplement the disclosure under the caption “Certain Transactions with Related Parties” in order to identify a transaction that was inadvertently omitted from the Proxy Statement. No other changes have been made to the Proxy Statement, and this Amendment does not reflect events occurring subsequent to the filing of the Proxy Statement. Unless expressly defined in this Amendment, all defined terms used in this Amendment have the same meaning given to them in the Proxy Statement.

CHANGES TO THE PROXY STATEMENT

The following disclosure is hereby added to the disclosure under the caption “Certain Transactions with Related Parties” in the Proxy Statement, between the second and third paragraphs thereof:

During 2022, Mr. Vecchione, President and Chief Executive Officer and a director of the Company, invested $1,125,000 in Western Alliance Bank’s $300,000,000 credit linked note issuance. The credit linked notes pay interest at an annual rate of SOFR plus 6.75%. During 2022, Mr. Vecchione was paid $56,415.33 in interest on his credit linked notes. The entire principal amount of such credit linked note issuance remains outstanding as of April 27, 2023. This transaction was approved by and subject to oversight of the Governance Committee. As previously announced, Western Alliance Bank intends to redeem such credit linked notes issuance in full by the end of the second quarter of 2023.

SUPPLEMENTAL INFORMATION

As a reminder, shareholders who have already properly executed a proxy card or voted over the Internet or by telephone on the election of directors and who would like to change their vote may revoke their proxy before it is voted at the Annual Meeting of Stockholders on June 14, 2023, by submitting a proxy bearing a later date or voting again over the Internet or by telephone, or by attending the Annual Meeting in person and casting a ballot, or as otherwise described in the Proxy Statement. If you hold your shares through a broker, trust, bank or other nominee, you should contact your broker, trustee, bank or other nominee for instructions for revoking your previously given proxy and resubmitting a new proxy. Any shareholder of record who would like to change their vote can vote again over the Internet at www.proxydocs.com/WAL or by telephone at 1-866-249-5139 (you will need certain information from your Notice of Internet Availability or proxy card, as applicable, for either of these options).